Exhibit 99.2

LIQUIDATION ANALYSIS

I.	Issues and Qualifying Factors[1]

Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest either (a) accept the plan or (b) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code (“chapter 7”) on the effective date. The Debtor believes, based on the following hypothetical analysis (the “Liquidation Analysis”), that the Plan meets the “best interests of creditors” test as set forth in section 1129(a)(7) of the Bankruptcy Code. There is at least one impaired Class of Claims and one impaired Class of Equity Interests contemplated to receive recoveries under the Plan. Further, each holder of an impaired Claim will receive under the Plan value on the Effective Date that is not less than the value such holder would receive if the Debtor were to be liquidated under chapter 7. The Debtor believes the Liquidation Analysis and the conclusions set forth herein are fair and accurate, and represent the Debtor’s best judgment with regard to the results of a chapter 7 liquidation of the Debtor. The analysis was prepared solely to assist the Bankruptcy Court in making this determination, for informational purposes to holders of Claims and Equity Interests, and should not be used for any other purpose. Nothing contained in the Liquidation Analysis is intended to or may be asserted to constitute a concession or admission of the Debtor. The Liquidation Analysis was prepared by the Debtor, in consultation with its professionals, and unless otherwise noted, is based on the Debtor’s unaudited balance sheet as of February 29, 2016.

The Liquidation Analysis is based on a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies that are beyond the control of the Debtor. There can be no assurances that the values assumed in this analysis would be realized if the Debtor were, in fact, liquidated under chapter 7. Accordingly, actual recovery values and recovery percentages could vary from the amounts set forth herein and such variances could be material.

The estimated net recovery values presented herein consist of the net proceeds from the hypothetical disposition of the Debtor’s assets (the “Assets”), reduced by certain costs and claims that may arise under a chapter 7 liquidation. Asset recoveries presented herein are net of estimated direct costs of a chapter 7 liquidation. Discounts have been applied to the recovery values of certain Assets to account for the nature and timing of the chapter 7 liquidation process. The Liquidation Analysis assumes that an orderly shutdown would be substantially completed within approximately 6 to 12 months. The Debtor believes that 6 to 12 months is an estimate of the time needed to complete the liquidation, after taking into account the amount of time it would take to market, sell, and dispose of the Assets. There can be no assurances that the liquidation activities could be completed within the above time frames. It is possible that the disposition of the Assets could take longer than the assumed liquidation period, which could materially reduce the hypothetical recoveries.

[1]	Capitalized terms not otherwise defined shall have the meanings ascribed to them in the Plan.

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The Liquidation Analysis also assumes that the chapter 7 liquidation process will be uncontested and free of litigation. To the extent this is not the case, the recoveries on the Assets may be lower than assumed in this Liquidation Analysis.

The outcome of an orderly liquidation process could be materially different from the estimated recoveries as indicated herein if the Debtor expedited the liquidation of the Assets on a forced liquidation basis (i.e., the chapter 7 trustee disposes of the Assets in less than 6 months). In addition, the timing for an orderly liquidation of the Assets could be affected by the Debtor’s obligations to comply with various regulatory requirements.

The Liquidation Analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. Estimates for various Classes of Claims are based solely upon the Debtor’s continuing review of the Debtor’s books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected levels set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, except as otherwise stated herein, the Debtor has projected amounts of Claims that are consistent with the estimated Claims reflected in the Disclosure Statement.

The Liquidation Analysis assumes that there are no recoveries from the pursuit of any potential preferences, fraudulent conveyances or other causes of action that could be asserted against affiliated and non-affiliated entities (which the Debtor believes even if pursued would not be material to the analysis) and does not include the estimated costs of pursuing those actions. The Debtor reserves all rights in connection with any preferences, fraudulent conveyances, or other causes of action in the event that the Plan is not consummated and the Debtor is liquidated.

II.	General Assumptions

The following is a list of key assumptions that were utilized in the Liquidation Analysis:

1.       The Liquidation Analysis assumes that this chapter 11 case is converted to a chapter 7 case on April 25, 2016 (the “Conversion Date”) under the direction of a court-appointed chapter 7 trustee.

2.       The Liquidation Analysis assumes a 6 to 12 month shutdown period (the “Liquidation Period”) resulting in the liquidation of all the Assets. Liquidation proceeds, net of (a) chapter 7 trustee fees, (b) chapter 7 professional fees, and (c) shutdown costs, would be distributed to satisfy Claims.

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3.       The Liquidation Analysis is based on: (a) the Asset values in the Debtor’s unaudited balance sheet as of February 29, 2016, as presented in the Debtor’s monthly operating report filed with the Bankruptcy Court, unless otherwise noted herein, and (b) internal fixed asset records used as a result of the fixed assets being impaired as of June 2014.

4.       The Liquidation Analysis assumes that net proceeds from the sale of the Assets will be distributed under the absolute priority rule provided in section 1129(b)(2) of the Bankruptcy Code and that no distributions will be made to holders of Equity Interests until all creditors are paid in full.

5.       While the Liquidation Analysis assumes that Assets are liquidated over the Liquidation Period commencing April 25, 2016, it is possible that the disposition of certain Assets could take longer to realize. The potential impact of litigation and actions by other creditors could increase the amount of time required to realize the recoveries assumed in this Liquidation Analysis. Such events could also add additional costs to the liquidation in the form of higher legal and professional fees.

6.       The Liquidation Analysis assumes that there is no resolution of the various Claims and disputes embodied in the Plan and further that all Claims would be asserted against the Debtor.

III.	Liquidation Analysis for the Debtor

The schedule shown below summarizes the net estimated liquidation proceeds available for distribution in a hypothetical chapter 7 case and liquidation recoveries by Class under three scenarios: “Favorable”, which assumes higher asset recoveries but in most cases less than 100% of their book value as a result of the distressed nature of liquidation, which typically depresses anticipated recoveries; “Unfavorable”, which assumes even lower asset recoveries as a result of a more distressed scenario in which an asset sale takes longer and the purchaser does not fully utilize the assets; and “Hypothetical full recovery”, which is included in order to demonstrate that even if all recoverable assets are realized at their full values, the proceeds will not be sufficient to satisfy all claims.

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NUO THERAPEUTICS, INC.

Chapter 7 liquidation analysis

		Estimated value	Favorable		Unfavorable		Hypothetical full recovery
Line item		at confirmation	% recovery	$ recovery	% recovery	$ recovery	% recovery	$ recovery

Assets

1	Cash on hand	14,410	100.0%	14,410	100.0%	14,410	100.0%	14,410
2	Certificate of deposit	53,427	100.0%	53,427	100.0%	53,427	100.0%	53,427
3	Accounts receivable	1,155,043	85.0%	981,786	75.0%	866,282	100.0%	1,155,043
4	Intercompany receivable	14,533,197	0.0%	-	0.0%	-	0.0%	-
5	Other receivables	706,457	85.0%	600,488	75.0%	529,843	100.0%	706,457
6	Inventory, net of obsolescence reserves	248,649	75.0%	186,487	25.0%	62,162	100.0%	248,649
7	Prepaid expenses and deposits
	Deposits	370,371	79.6%	294,677	40.0%	148,148	79.6%	294,677
	Prepaid insurance	114,337	100.0%	114,337	100.0%	114,337	100.0%	114,337
	Prepaid other	605,605	25.0%	151,401	0.0%	-	0.0%	-
	Subtotal	1,090,313	51.4%	560,415	24.1%	262,485	37.5%	409,014
8	Deferred costs	3,410,108	0.0%	-	0.0%	-	0.0%	-
9	Property, plant and equipment, net of accumulated depreciation
	Angel machines	97,437	75.0%	73,078	25.0%	24,359	100.0%	97,437
	Aurix centrifuges	410,218	75.0%	307,663	25.0%	102,554	100.0%	410,218
	Computer equipment	19,775	25.0%	4,944	0.0%	-	100.0%	19,775
	Office equipment	3,525	25.0%	881	0.0%	-	100.0%	3,525
	Furniture and fixtures	31,611	25.0%	7,903	0.0%	-	100.0%	31,611
	Production equipment	73,736	75.0%	55,302	25.0%	18,434	100.0%	73,736
	Leasehold improvements	19,391	25.0%	4,848	0.0%	-	100.0%	19,391
	Software	263,817	25.0%	65,954	0.0%	-	100.0%	263,817
	Subtotal	919,510	56.6%	520,573	15.8%	145,348	100.0%	919,510
10	Other long-term assets	18,361	0.0%	-	0.0%	-	100.0%	18,361
11	Investment, Aldagen	26,653,000	25.0%	6,663,250	0.0%	-	100.0%	26,653,000
12	Intangible assets, net of accumulated amortization	1,763,470	50.0%	881,735	0.0%	-	100.0%	1,763,470
13	Arthrex/Angel royalty stream	15,000,000	25.0%	3,750,000	0.0%	-	100.0%	15,000,000
	All other assets	-	0.0%	-	0.0%	-	0.0%	-
	TOTAL ASSETS	65,565,944	21.7%	14,212,571	2.9%	1,933,957	71.6%	46,941,340

Costs associated with liquidation
1	Chapter 7 Trustee fees and commissions	449,627		449,627		81,269		1,431,490
2	Chapter 7 Trustee professional fees	250,000		250,000		250,000		250,000
3	Wind-down costs	150,000		150,000		150,000		150,000
4	Professional-fee carve-out	50,000		50,000		50,000		50,000
	Subtotal	899,627		899,627		531,269		1,881,490
	PROCEEDS AVAILABLE FOR DISTRIBUTION	64,666,316		13,312,944		1,402,688		45,059,850

Claims
1	Unclassified: Administrative claims	2,367,651	0.0%	-	0.0%	-	0.0%	-
2	Unclassified: Priority tax claims	14,475	100.0%	14,475	100.0%	14,475	100.0%	14,475
3	Unclassified: DIP-loan claims	6,024,396	100.0%	6,024,396	23.0%	1,388,213	100.0%	6,024,396
4	Class 1: Pre-petition claims of the Debtor's lenders	39,524,288	18.4%	7,274,074	0.0%	-	98.7%	39,020,979
5	Class 2: Other allowed secured claims	766	0.0%	-	0.0%	-	0.0%	-
6	Class 3: Unsecured priority claims	256,600	0.0%	-	0.0%	-	0.0%	-
7	Class 4: General unsecured claims	2,511,430	0.0%	-	0.0%	-	0.0%	-
8	Class 5: Common-stock equity interests	To be determined	0.0%	-	0.0%	-	0.0%	-
9	Class 6: Other equity interests	To be determined	0.0%	-	0.0%	-	0.0%	-
	TOTAL CLAIMS	50,699,606	26.3%	13,312,944	2.8%	1,402,688	88.9%	45,059,850

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IV.	Notes to Liquidation Analysis

A.	Asset Recoveries

(1)	Cash

The Debtor’s Cash balance as of April 24, 2016 is expected to be approximately $14,100. Thus, the Liquidation Analysis assumes that approximately $14,100 in cash would be available as of the Conversion Date.

(2)	Certificate of Deposit

The Debtor holds a certificate of deposit in the amount of $53,427 as collateral for the Maryland Board of Pharmacy. The Liquidation Analysis assumes that the full amount will be realized.

(3)	Accounts Receivable

The Debtor anticipates that will have accounts receivable of approximately $1,155,043 as of April 24, 2016. Because the accounts receivables were generated through valid sales, and in many cases, are due pursuant to the terms of a contract with the payer, the Debtor believes the recovery rate would be between 75% and 85%.

(4)	Intercompany Receivable

The Debtor holds an intercompany receivable in the amount of $14.5 million, due and owing from its wholly owned subsidiary, Aldagen Inc. Due to Aldagen’s inability to generate cash in the short to intermediate term as a result of its technology not yet being commercialized, the Liquidation Analysis assumes this receivable will not be recovered.

(5)	Other Receivables

The Debtor holds other receivables in connection with (i) a value-added tax refund from the Republic of Slovenia and (ii) Arthrex royalty payments. Because these receivables are due pursuant to applicable statutory authority and the terms of a binding license agreement, respectively, the Liquidation Analysis assumes recovery rate of 75% to 85% would be realized.

(6)	Inventory

Inventory includes certain custom supplies—mostly in connection with the Angel System—in possession of the Debtor. Under a favorable recovery scenario (which assumes an asset purchaser will use the inventory to support the Angel System), the Liquidation Analysis assumes a 75% recovery. Under an unfavorable recovery scenario (which assumes no continuation of the Angel System), the Liquidation Analysis assumes a 25% recovery.

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(7)	Prepaid Expenses/Deposits

Prepaid expenses consist of prepaid insurance, prepetition Professional retainers, pre- and postpetition vendor deposits, and miscellaneous prepaid amounts including royalty fees, service contracts, patent fees, and materials prepayments. With respect to (i) prepaid insurance, policies would be cancelled and thus, outstanding premiums would be recovered in full; (ii) prepetition Professional retainers, such amounts would be applied to final invoices and thus, would not be recovered; and (iii) the miscellaneous prepaid amounts, the Liquidation Analysis assumes a recovery rate of 0% to 25% would be realized.

(8)	Deferred Costs

Certain of the Debtor’s financing costs for pre- and postpetition loans were deferred; however, because such deferments are non-cash amounts, the Liquidation Analysis assumes no recovery.

(9)	Property, Plant and Equipment

The Debtor’s property, plant and equipment primarily consists of Angel machines, Aurix centrifuges, computer equipment, furniture and fixtures, software, and production equipment. Recovery estimates vary based on the type of asset. The Liquidation Analysis assumes a recovery rate of (i) 25% to 75% for certain fixed assets (i.e., the Angel, Aurix, and production equipment) and (ii) 0% to 25% for the remaining fixed assets.

(10)	Other Long-Term Assets

Other long-term assets consist primarily of security deposits held by landlords and utilities. The Liquidation Analysis assumes that such deposits would be applied to final invoices and thus, no recovery would be realized.

(11)	Investment in Aldagen

In July 2014, the Debtor had an independent third party appraisal of Aldagen (the “2014 Appraisal”) performed for purposes of an impairment analysis under generally accepted accounting principles (“GAAP”). The 2014 Appraisal determined that the fair value of in-process research and development (“IPR&D”) was approximately $25.9 million and that the “Aldagen” trade name had an approximate value of $.7 million and resulted in an impairment charge of approximately $4.7 million under GAAP taken in the second quarter of 2014. Since the 2014 Appraisal, the Debtor has taken a further impairment charge of approximately $23.0 million in the third quarter of 2015 on Aldagen’s remaining intangible values under GAAP based on the carrying value of the assets being in excess of the fair value of the Debtor (as determined by the Debtor’s public market capitalization on September 30, 2015). Aldagen has yet to realize any commercial benefit from the IPR&D and the resulting technology, which significantly lowers any potential recovery value. Further, Aldagen’s valuation would likely be significantly discounted in a liquidation scenario. Thus, the Liquidation Analysis assumes that, even under a favorable recovery scenario, at best only 25% of Aldagen’s value would be realized, and in an unfavorable scenario, no meaningful recovery will be realized. This is attributable to the underlying Aldagen technology remaining in clinical development mode with no ongoing commercial support of the technology. While there will be clinical study data from the just completed Phase 2 clinical study available in the early fall 2016, even in the event of favorable clinical data the commercial path forward for the technology under a chapter 7 liquidation scenario would be highly uncertain.

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(12)	Intangible Assets

Intangible assets consist primarily of trademarks, technology, and customer relationships. The Liquidation Analysis assumes that (i) under a favorable scenario (which assumes an ongoing Angel business), a recovery rate of 50% would be realized and (ii) under an unfavorable scenario, no recovery would be realized.

(13)	Arthrex/Angel Royalty Stream

The Plan states a present value of this royalty stream of $15 million, but in the Debtor's view, realization of this value is dependent upon the continued operations of the Reorganized Debtor in support of the supply and manufacturing of the Angel product line for Arthrex. The Debtor remains the legal manufacturer of the Angel product and, as such, has regulatory responsibilities under FDA regulations to maintain appropriate control over the manufacturing and supply of the product. The Liquidation Analysis necessarily assumes that operations could be interrupted, if not terminated, in which case, a chapter 7 trustee would recognize a minimal recovery, if any. Thus, the Liquidation Analysis assumes that, under a favorable scenario, a recovery of 50% of value would be realized. However, in an unfavorable scenario, there would likely be no or minimal recovery.

B.	Costs Associated with Liquidation

(1)	Chapter 7 Trustee Fees and Commissions

The chapter 7 trustee fees include fees associated with the appointment of a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. The Debtor has assumed that the chapter 7 trustee will earn $449,627 in a favorable recovery scenario and $81,269 in an unfavorable recovery scenario based on the Bankruptcy Code’s asset-commission schedule.

(2)	Chapter 7 Trustee’s Professional Fees

The Liquidation Analysis assumes that the chapter 7 trustee will hire financial and legal advisors to assist in the administration of the chapter 7 liquidation. The Debtor has assumed $250,000 in compensation of the trustee’s legal and financial professionals.

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(3)	Wind-Down Costs

The Liquidation Analysis assumes that there will be additional costs associated with the wind down of the Debtor’s remaining operations after the conversion of the chapter 11 case to chapter 7 in the approximate amount of $150,000, which amount includes the retention of employees during the liquidation period in order to assist the chapter 7 trustee in the performance of his duties.

(4)	Professional Fee Carve Out

The Liquidation Analysis assumes that the Debtor’s professionals will be paid $50,000 after the Conversion Date pursuant to the Carve Out in the DIP Loan Agreement and associated DIP Orders.

C.	Claims

The Claims set forth in the Liquidation Analysis are based on the Debtor’s estimate of such Claims and do not reflect the amount of Claims filed on or before the applicable Bar Dates. Further reconciliation and analysis of the Claims is required.

(1)	Unclassified: Administrative Claims

At the Conversion Date, the Liquidation Analysis assumes that there would be approximately $2,367,651 million in Administrative Claims. The Administrative Claims would receive no recovery.

(2)	Unclassified: Priority Tax Claims

At the Conversion Date, the Liquidation Analysis assumes there would be $14,475 in Priority Tax Claims. The Priority Tax Claims would receive a full recovery.

(3)	Unclassified: DIP Loan Claims

At the Conversion Date, the Liquidation Analysis assumes there would be approximately $6,024,396 in DIP Loan Claims. The DIP Loan Claims would receive a full recovery in a favorable scenario and a $1,388,213 recovery in an unfavorable scenario.

(4)	Class 1: Pre-Petition Claims of the Debtor’s Lenders

At the Conversion Date, the Liquidation Analysis assumes there would be approximately $39,524,288 in Pre-Petition Claims of the Debtor’s Lenders, the full face value of Deerfield’s pre-petition claim. Though the Debtor’s balance sheet lists Deerfield’s Claim net of unamortized original-issue discount (“OID”), the Liquidation Analysis assumes that Deerfield’s Claim will be allowed in its face amount, as set forth on the Debtor’s Schedule D. No determination has been made that Deerfield’s Claim is subject to OID, and there is no indication that any party has the means or intention to litigate whether Deerfield’s Claim should be allowed in a lower amount in light of the applicability of any potential OID to such claim. Further, the assumption that the chapter 7 trustee’s $250,000 in fees for counsel assumes that the chapter 7 trustee will not incur the significant fees and expenses to pursue litigation against Deerfield in connection with the amount of its Claim. The Pre-Petition Claims of the Debtor’s Lenders would recover approximately $7,274,074 in a favorable recovery scenario and no recovery would be realized in an unfavorable scenario.

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(5)	Class 2: Other Allowed Secured Claims

Other Allowed Secured Claims consist of three equipment leases in the amount of $766.22. The Liquidation Analysis assumes these claims would be satisfied through repossession of any such equipment, thus no distribution is reflected through the hypothetical liquidation of the assets shown in the chart above.

(6)	Class 3: Unsecured Priority Claims

At the Conversion Date, the Liquidation Analysis assumes there would be approximately $256,600 in Unsecured Priority Claims. The Unsecured Priority Claims would receive no recovery.

(7)	Class 4: General Unsecured Claims

At the Conversion Date, the Liquidation Analysis assumes there would be approximately $2,511,430 in General Unsecured Claims.2 The General Unsecured Claims would receive no recovery.

(9)	Class 5: Common Stock Equity Interests

The Liquidation Analysis assumes that there would be no recovery available to holders of Common Stock Equity Interests.

(10)	Class 6: Other Equity Interests

The Liquidation Analysis assumes that there would be no recovery available to holders of Equity Interests.

2 The Liquidation Analysis assumes that $500,000 of the General Unsecured Claims at the Conversion Date relate to rejection-damage claims by the Debtor’s contract counterparties.

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V.	Comparison to Hypothetical Recovery Under the Plan[3]

In a chapter 7 liquidation, all holders of unclassified Administrative Claims and Claims in Classes 3, 4, 5, and 6 would receive no recovery.

In contrast, the Plan estimates a recovery of 100% for holders of (a) Allowed Administrative Expense Claims, (b) Allowed Priority Tax Claims, (c) Other Secured Claims (Class 2), and (d) Unsecured Priority Claims (Class 3). Moreover, under the Plan, the Debtor will continue to pay all Ordinary Course Administrative Liabilities accrued before the Effective Date pursuant to the payment terms and conditions of the particular transaction giving rise to the Ordinary Course Administrative Liability, and the Budget; the Reorganized Debtor will continue to pay each Ordinary Course Administrative Liability accrued after the Effective Date.

Further, in a chapter 7 liquidation, all holders of General Unsecured Claims (Class 4) and Common Stock Equity Interests (Class 5) would receive no recovery. By contrast, under the Plan, holders of General Unsecured Claims (Class 4) and Common Stock Equity Interests (Class 5) are proposed to receive distributions, as follows – the treatment of General Unsecured Claims (Class 4) and Common Stock Equity Interests (Class 5) varies between two proposed scenarios: Scenario A and Scenario B. The treatment of each Class is summarized below:

A.	General Unsecured Claims

Scenario A: In the event of a Successful Capital Raise, each Holder of an Allowed General Unsecured Claim will receive:

(i)	if total Allowed Unsecured Claims are less than $2,000,000, an amount necessary to pay such Allowed Claim in full in Cash without post-petition interest;

(ii)	if total Allowed Unsecured Claims are between $2,000,000 and $3,000,000, the lesser of (i) an amount necessary to pay such Allowed Claim in full in Cash without post-petition interest or (ii) a Pro Rata Share of a cash fund in the amount of $2,250,000;

(iii)	if total Allowed Unsecured Claims are between $3,000,001 and $4,000,000, a Pro Rata Share of a cash fund in the amount of $2,500,000;

(iv)	if total Allowed Unsecured Claims are greater than $4,000,001, a Pro Rata Share of a cash fund in the amount of $2,750,000.

Scenario B: In the event of an Unsuccessful Capital Raise, each Holder of an Allowed General Unsecured Claim will receive the lesser of (i) an amount necessary to pay such Allowed Claim in full in Cash without post-petition interest or (ii) a Pro Rata Share of a cash fund in the amount of $2,000,000.

3 This is only a summary, and relates only to the proposed treatment of General Unsecured Claims and Common Stock Equity Interests. Reference is made to the proposed treatment of all Claims and Equity Interests, as otherwise detailed herein. To the extent this summary differs from any treatment otherwise described in the Plan, then the other terms of the Plan shall control.

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B.	Common Stock Equity Interests

Under either Scenario A or Scenario B, holders of Common Stock Equity Interests in the Debtor that would receive nothing in a liquidation will receive a gift of at least 5% of the New Common Stock of the Reorganized Debtor, as follows:

Holders of Common Stock Equity Interests in the Debtor who execute and timely deliver a Release Document no later than sixty (60) days after the Effective Date are entitled to receive their Pro Rata Share of 5% of New Common Stock of the Reorganized Debtor under Scenario B, and a higher, yet-to-be determined, percentage of New Common Stock of the Reorganized Debtor in Scenario A. While the Debtor is seeking to negotiate a higher percentage of New Common Stock for existing holders of Common Stock Equity Interests than the 5 percent under Scenario B, there can be no assurance that the Company will be successful in such negotiations with Scenario A investors providing new equity.

Scenario A: In the event of a Successful Capital Raise, investors in such private placement of New Common Stock of the Reorganized Debtor (“New Investors”) will receive 100% of the New Common Stock of the Reorganized Debtor on the Effective Date, and will be deemed to allocate to existing holders of Common Stock Equity Interests in the Debtor as of the Record Date who execute and timely deliver a Release Document no later than sixty (60) days after the Effective Date a percentage of the New Common Stock, which percentage will be set forth in the Plan Supplement and is not expected to be less than 5% of the New Common Stock (“Scenario A Allocated New Common Stock”). The allocation of Scenario A Allocated New Common Stock of the Reorganized Debtor among existing holders of Common Stock Equity Interests who execute and timely deliver a Release Document will be based on a Pro Rata Share of such holders’ existing Common Stock Equity Interests on the Record Date. Any such holder who does not execute and timely deliver a Release Document shall not receive their Pro Rata Share of the Scenario A Allocated New Common Stock and such shares shall be cancelled by the Reorganized Debtor.

Scenario B: In the event of an Unsuccessful Capital Raise, Lenders will receive 100% of the New Common Stock of the Reorganized Debtor on the Effective Date in exchange for a portion of the Lenders’ Secured Claims. The Lenders will allocate to existing holders of Common Stock Equity Interests in the Debtor who execute and timely deliver a Release Document no later than sixty (60) days after the Effective Date their Pro Rata Share (based on their existing holdings of Common Stock Equity Interests of the Debtor on the Record Date) of 5% of the Lenders’ New Common Stock (the “Scenario B Allocated New Common Stock”) on the Effective Date. Any such holder who does not execute and timely deliver a Release Document shall not receive their Pro Rata Share of the Scenario B Allocated New Common Stock and such shares shall be distributed to Lenders.

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In either Scenario A or Scenario B, in order for any existing holder of Common Stock Equity Interests to receive its Pro Rata Share of Scenario A Allocated New Common Stock or Scenario B Allocated New Common Stock of the Reorganized Debtor, such holder must execute and timely deliver a Release Document no later than sixty (60) days after the Effective Date. Class 5 Common Stock Equity Interest holders who execute and timely deliver a Release Document shall receive their Pro Rata Share of the Scenario A Allocated New Common Stock or Scenario B Allocated New Common Stock, as the case may be, by the later of (i) thirty (30) days after the Effective Date or (ii) thirty (30) days after execution and timely delivery of a Release Document to the Reorganized Debtor. Any portion of the Scenario A Allocated New Common Stock not allocated pursuant to the procedures and timeframe above shall be cancelled. Any portion of the Scenario B Allocated New Common Stock not allocated pursuant to the procedures and timeframe above shall be returned to the Lenders.

Based on the foregoing, confirmation of the Plan will provide each holder of a Claim or Common Stock Equity Interest with a recovery that is greater than it would receive in a chapter 7 liquidation scenario. Accordingly, the Debtor believes that the Plan meets the “best interests of creditors” test as set forth in section 1129(a)(7) of the Bankruptcy Code.

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